EXHIBIT 4.1

NUMBER UNITS

U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [•]

FOUR LEAF ACQUISITION CORP

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE REDEEMABLE

WARRANT, EACH WARRANT ENTITLING THE HOLDER

TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT is the owner of Units.

Each Unit (“Unit”) consists of one (1) share of Class A Common Stock, par value $0.00001 per share (“Common Stocks”), of Four Leaf Acquisition Corp, a Delaware corporation (the “Company”), and one redeemable warrant (each a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Common Stock (subject to adjustment) at a price of $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of an initial merger, capital share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), and (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., Eastern Time, on the date that is five (5) years after the date on which the Company completes its Business Combination, or earlier upon redemption or liquidation.

The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to     , 2022, unless the representative of the underwriters elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units.

The terms of the Warrants are governed by a Warrant Agreement dated as of     , 2022 (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company as Warrant Agent and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street 30th floor, New York, NY 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into the shares of Common Stock and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the law of the State of New York.

Witness the facsimile signatures of the duly authorized officers of the Company:

Chief Executive Officer	Corporate Secretary

FOUR LEAF ACQUISITION CORPORATION

The Company will furnish without charge to each unitholder who so requests a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common

TEN ENT – as tenants by the entirety

JT TEN – as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — Custodian under Uniform Gifts to Minors Act

(Cust)	(Minor)	(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sells, assigns and transfers unto whose social security number or other identifying number is and whose address is

, Units represented by the within Certificate, and does hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:
(legal signature)

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPONDENCE WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:

The signature must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings & loan associations and credit unions with membership in an approved signature guarantee medallion program, pursuant to SEC Rule 17A d-15 (or any successor rule) under the Securities Exchange Act of 1934, as amended).

In each case, as more fully described in the Company’s final prospectus for its initial public offering dated     , 2022, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of Common Stock sold in the Company’s initial public offering and liquidates because it does not consummate the Business Combination by the date set forth in the Company’s Second Amended and Restated Certificate of Incorporation, (ii) the Company redeems the shares of Common Stock sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of the shares of Common Stock if it does not consummate the Business Combination by the date set forth in the Company’s amended and restated certificate of incorporation or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and the holder(s) of this certificate elects to have the shares of Common Stock held by him, her or it redeemed pursuant to that offer or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of

Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.